Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Global Net Lease, Inc. of our report dated February 24, 2022 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Global Net Lease, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

November 3, 2022